INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Protecwerx Inc., on Form S-1, of our report dated May 15, 2008 for the financial statements of Protecwerx Inc. as of January 31, 2008, and for the period from October 16, 2007 through January 31, 2008. We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas

May 15, 2008